Exhibit 99

November 9, 2005

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, Interim President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2005 EARNINGS

Wheeling, WV, November 9, 2005–First West Virginia Bancorp, Inc. (AMEX: FWV) Interim President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2005 was reported at $613,555 or $.40 per share, compared to $707,973 or $.46 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2005 compared to 2004 was primarily due to the decrease in net interest income combined with the increase in noninterest expenses, offset in part by the decrease in the provision for loan losses and the increase in noninterest income. Net interest income decreased $141,609 or 6.0% over the same period in 2004. The decrease in net interest income was primarily due to the decline in interest and fees on loans and investment securities combined with the increased interest expense paid on repurchase agreements and other borrowings, offset in part by the decline in the interest paid on deposits and the increased interest on federal funds. Noninterest expenses increased $116,118 or 6.8% during the third quarter of 2005 as compared to 2004 primarily due to increased operating expenses and net occupancy expenses of premises. The provision for loan losses was reduced by $90,000 during the third quarter of 2005 as compared to 2004 based upon management’s evaluation of the credit quality of the loan portfolio combined with the recent level of net charge-offs and non-performing assets. Noninterest income increased $39,349 or 11.7% for the three months ended September 30, 2005 as compared to the same period a year earlier and resulted primarily from the gains on sales of investment securities combined with the increased service charges and fee income, offset in part by a decrease in other operating income.

For the nine months ended September 30, 2005, net income was reported at $1,670,067 or $1.09 per share compared to $1,992,292 or $1.30 per share reported for the same period in 2004. The 16.2% decrease in earnings was primarily due to the increase in noninterest expenses combined with the decrease in net interest income, offset in part by the increase in non interest income and the decrease in the provision for loan losses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30, 2005	December 31, 2004
AT PERIOD END
Total Assets	$264,189	$279,802
Total Deposits	222,460	236,171
Total Loans	140,180	154,331
Total Investment Securities	101,083	106,561
Shareholders’ Equity	24,272	23,953
Shareholders’ Equity Per Share of Common Stock	15.88	15.67

(Unaudited, in thousands, except share and per share data)	September 30, 2005	September 30, 2004
FOR THE THREE MONTHS ENDED
Net income	614	708
Provision for Loan Losses	—	90
Earnings Per Share of Common Stock	.40	.46
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.92%	.98%
Return on Average Equity	9.93%	12.16%

FOR THE NINE MONTHS ENDED
Net income	1,670	1,992
Provision for Loan Losses	180	210
Earnings Per Share of Common Stock	1.09	1.30
Dividends Per Share of Common Stock	.57	.57
Return on Average Assets	.82%	.94%
Return on Average Equity	9.20%	11.63%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”